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                                                                    EXHIBIT (12)

                                 POPULAR, INC.

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS

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
                                      FIRST                   YEAR ENDED DECEMBER 31,
                                     QUARTER    ----------------------------------------------------
                                       1997       1996       1995       1994       1993       1992
                                     --------   --------   --------   --------   --------   --------
                                                         (DOLLARS IN THOUSANDS)
Income before income taxes.........  $ 69,087   $256,028   $206,130   $175,177   $132,140   $100,145
Fixed charges:
  Interest expense.................   153,621    591,540    521,624    351,633    280,008    300,136
  Estimated interest component of
     net rental payments...........     1,766      7,065      6,012      5,568      4,827      4,691
  Total fixed charges including
     interest on deposits..........   155,387    598,605    527,636    357,201    284,835    304,826
  Less: Interest on deposits.......    86,195    350,221    329,783    247,726    219,447    253,375
  Total fixed charges excluding
     interest on deposits..........    69,192    248,384    197,853    109,475     65,388     51,451
Income before income taxes and
  fixed charges (including interest
  on deposits).....................  $224,474   $854,633   $733,766   $532,378   $416,975   $404,971
Income before income taxes and
  fixed charges (excluding interest
  on deposits).....................  $138,279   $504,412   $403,983   $284,652   $197,528   $151,596
Preferred stock dividends..........  $  2,087   $  8,350   $  8,350   $  4,630   $    770   $    770
Ratio of earnings to fixed charges
  Including Interest on Deposits...       1.4        1.4        1.4        1.5        1.5        1.3
  Excluding Interest on Deposits...       2.0        2.0        2.0        2.6        3.0        2.9
Ratio of earnings to fixed charges
  & Preferred Stock Dividends
  Including Interest on Deposits...       1.4        1.4        1.4        1.5        1.5        1.3
  Excluding Interest on Deposits...       1.9        2.0        2.0        2.5        3.0        2.9
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